Exhibit 10.1

LSI CORPORATION INCENTIVE PLAN

1.  Purposes of the Plan. The purpose of the LSI Corporation Incentive Plan is to motivate and reward Participants by making a significant portion of their cash compensation directly dependent upon achieving performance goals that further the Company’s business and strategic objectives. It is the Company’s intention that the compensation paid hereunder will qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and will thereby be fully deductible by the Company.

2.  Definitions.

(a) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b) “Actual Award” means, as to any Performance Period, the actual award, if any, payable to a Participant, as determined pursuant to Section 6 for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(d) to reduce the Award otherwise payable.

(c) “Board” means the Board of Directors of the Company.

(d) “CEO” means the chief executive officer of the Company.

(e) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m).

(f) “Company” means LSI Corporation.

(g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or an Actual Award’s qualification as performance-based compensation under Section 162(m).

(h) “Earnings Per Share” means, as to any Performance Period, the Company’s earnings per share, determined in accordance with GAAP or such other basis determined by the Committee.

(i) “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(j) “GAAP” means generally accepted accounting principles in the United States.

(k) “Maximum Award” means as to any Participant during any period of three (3) consecutive Plan Years, $9,000,000.

(l) “Operating Income” means as to any Performance Period, the Company’s operating income, determined in accordance with GAAP or such other basis determined by the Committee.

(m) “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

(n) “Payout Formula” means the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards, if any, to Participants. The formula or matrix may differ from Participant to Participant.

(o) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(p) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for an award for a Performance Period. As determined by the Committee, the Performance Goal(s) for any award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Earnings Per Share, (b) Operating Income, (c) Profit, (d) Return On Equity, (e) Revenue and (f) Total Shareholder Return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee may determine that any element(s) normally included in or excluded from the applicable measures shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, whether or not such determinations result in any Performance Goal being measured on a basis other than GAAP.

(q) “Performance Period” means any Plan Year or such other shorter or longer period, as determined by the Committee in its sole discretion.  Unless the Committee determines otherwise, the Performance Period for a Participant shall be a Plan Year.

(r)  “Plan” means this LSI Corporation Incentive Plan.

(s) “Plan Year” means the Company’s fiscal year.

(t) “Profit” means as to any Performance Period, the Company’s income, determined in accordance with GAAP or such other basis determined by the Committee.

 (v) “Return On Equity” means as to any Performance Period, the percentage equal to the Company’s Profit divided by average shareholder’s equity, determined in accordance with GAAP or such other basis determined by the Committee.

(w) “Revenue” means as to any Performance Period, the Company’s revenues determined in accordance with GAAP or such other basis determined by the Committee.

(x) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(y) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(z) “Shares” means shares of the Company’s common stock.

(aa) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her base salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(bb) “Total Shareholder Return” means as to any Performance Period, the total return (based on change in share price and taking into account reinvestment of any dividends) of a Share.

3.  Administration of the Plan.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m) and to the terms of the Plan, the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

(i)	to construe and interpret the terms of the Plan, and to determine eligibility and the amount, manner and time of payment of awards hereunder;

(ii)	to prescribe forms and procedures for purposes of Plan participation and payments of Actual Awards; and

(iii)	to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding and shall be given the maximum deference permitted by law.

4.  Eligibility. The Committee may, in its discretion, select the Employee(s) to be Participants for any given Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period. Performance Periods may be for different periods of time and may overlap for different Participants.

5.  Performance Goals. For each Performance Period, the Committee shall establish on or before the Determination Date and in a manner intended to comply with the “in writing” requirements of Section 162(m), Performance Goals for each Participant. The Committee may request or may be provided market data to substantiate the appropriateness of the Performance Goal. Each Participant’s Actual Award shall become payable only if the minimum level of achievement of the pre-established Performance Goal(s) specified by the Committee are attained.

6.  Award Determination. For each Performance Period, the Committee, in its sole discretion, shall establish on or before the Determination Date and in a manner intended to comply with the “in writing” requirements of Section 162(m), a Target Award for each Participant. Subject to the limitations set forth in Sections 8(d) and 11, the Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee in accordance with Section 8(a).

7.  Payout Formula Determination. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. The Committee’s establishment of the Payout Formula or Formulae for any given Performance Period shall be made on or before the Determination Date. Each Payout Formula shall (a) evidenced in a manner intended to comply with the “in writing” requirements of Section 162(m), (b) be based on a comparison of actual performance to the Performance Goal(s), (c) provide for the payment of a Participant’s Target Award if the Performance Goal(s) for the Plan Year are achieved, and (d) if determined by the Committee, provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals; provided, however, that if not determined otherwise by the Committee, a Participant’s Actual Award shall equal the Participant’s Target Award if the actual Performance Goal(s) are exceeded and shall be zero if the actual Performance Goal(s) are not achieved or exceeded. Notwithstanding the preceding, in no event shall a Participant receive an Actual Award which would cause the aggregate amount of all Actual Awards made to that Participant in any period of three consecutive Plan Years to exceed the Maximum Award.

8.  Award Payment.

(a) Certification. The Committee shall certify in a manner intended to comply with the “in writing” requirements of Section 162(m) the level of attainment of any Performance Goals applicable to each Participant for a Performance Period prior to any payments under this Plan.

(b) Form of Distributions. The Company shall distribute all Awards to the Participants in a lump sum in cash, less applicable withholding.

(c) Timing of Distributions. Subject to Sections 8(d) and 11, the Company shall distribute amounts payable to each Participant following the determination of the Award for a Performance Period under Section 6 hereof. Unless specified otherwise by the Committee or in a separate arrangement between the Company and the Participant, in each case in a manner that is exempt from or compliant with Section 409A, each Actual Award will be payable no later than March 15 of the year following the end of the Company’s fiscal year in which the Actual Award, if any, is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A.  It is the intent of the Plan that each award hereunder is subject to a “substantial risk of forfeiture” within the meaning of Section 409A until the Actual Award is determined in accordance with Section 6 and, to the extent the requirement for an employee to remain employed through the payment date has not been waived pursuant to Section 11(a), until the Actual Award is paid to the applicable Participant. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the regulations interpreting Section 409A.

(d) Limitations. The Committee may not increase an Actual Award, but may, in its sole discretion, eliminate or decrease an Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

9.  Term of Plan. The Plan shall continue until terminated pursuant to Section 10.  The Plan as amended May 14, 2009 shall first apply to Performance Periods beginning on or after that date.

10.  Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder or to account for a change in the equity or capitalization structure of the Company through merger, consolidation, reorganization, recapitalization, spin-off, significant change in strategic direction or otherwise; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to any Participant made prior to such amendment, modification, suspension or termination; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such award. At no time before the actual distribution of funds to any Participant under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11. Termination of Employment.

(a) In the event that a Participant’s employment with the Company terminates by reason of the Participant’s total and permanent disability or death, the Committee may, in its sole discretion, pay to the Participant or the Participant’s representative, as the case may be, all or a portion of the Actual Award for the Performance Period in which such termination occurs; provided, that any such payment shall be made no later than March 15 of the year immediately following the Company’s fiscal year in which the Actual Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. Notwithstanding the foregoing, a separate arrangement between the Company and the Participant or the Committee may provide for a different timing of distribution that is exempt from or compliant with Section 409A.

(b) Except as provided in Section 11(a), no award shall be paid to a Participant with respect to a Performance Period if the Participant terminates employment before the time of payment.

12.  Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal, state and other tax or similar withholding requirements.

13.  Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at-will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.

14.  Successors. The provisions of this Plan shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

15.  Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16.  Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.